Exhibit 99.1
For Immediate News Release
October 28, 2019

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2019 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended September 30, 2019 was $279,677,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended September 30, 2019 of 43.9% to $2.00 from $1.39 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2019 decreased 0.4% to $2.25 from $2.26 for the prior year period. Core FFO per share (as defined in this release) for the three months ended September 30, 2019 increased 2.6% to $2.34 from $2.28 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended September 30, 2019 to its results for the prior year period:

Q3 2019 Results Compared to Q3 2018
	Per Share (1)
	EPS	FFO	Core FFO
Q3 2018 per share reported results	$1.39	$2.26	$2.28
Established and Redevelopment Community NOI	0.06	0.06	0.06
Other Stabilized and Development Community NOI	0.08	0.08	0.08
Capital markets activity	(0.07)	(0.07)	(0.07)
Income tax expense	(0.08)	(0.08)	—
JV income, overhead and other	—	—	(0.01)
Gain on sale of real estate and depreciation expense	0.62	—	—
Q3 2019 per share reported results	$2.00	$2.25	$2.34

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 5.

For the nine months ended September 30, 2019, EPS increased 4.0% to $4.43 from $4.26 for the prior year period, FFO per share increased 2.3% to $6.80 from $6.65 for the prior year period, and Core FFO per share increased 3.3% to $6.91 from $6.69 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the nine months ended September 30, 2019 to its results for the prior year period:

YTD 2019 Results
Comparison to YTD 2018

	Per Share (1)
	EPS	FFO	Core FFO

YTD 2018 per share reported results	$4.26	$6.65	$6.69
Established and Redevelopment Community NOI	0.24	0.24	0.24
Other Stabilized and Development Community NOI	0.24	0.24	0.22
Capital markets activity	(0.18)	(0.20)	(0.20)
Income tax expense	(0.08)	(0.08)	—
JV income, overhead and other	(0.05)	(0.05)	(0.04)
YTD 2019 per share reported results	$4.43	$6.80	$6.91

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 5.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Established Communities Operating Results for the Three Months Ended September 30, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $12,181,000, or 2.7%, to $461,233,000. Operating expenses for Established Communities increased $5,378,000, or 4.2%, to $134,208,000. NOI for Established Communities increased $6,803,000, or 2.1%, to $327,025,000. Rental revenue for Established Communities increased 2.7% as a result of an increase in Average Rental Rates of 2.9%, partially offset by a decrease in Economic Occupancy of 0.2%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended September 30, 2019 compared to the three months ended September 30, 2018:

Q3 2019 Compared to Q3 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.0%	4.0%	2.5%	14.5%
Metro NY/NJ	2.2%	6.3%	0.5%	22.6%
Mid-Atlantic	3.1%	3.6%	2.8%	16.0%
Pacific NW	3.0%	(1.7)%	5.1%	6.0%
No. California	2.9%	4.5%	2.5%	20.6%
So. California	2.4%	4.0%	1.9%	20.3%
Total	2.7%	4.2%	2.1%	100.0%

(1) See full release for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Definitions and Reconciliations, table 1.
(3) See full release for discussion of variances.
(4) Represents % of total NOI for Q3 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Nine Months Ended September 30, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $41,702,000, or 3.1%, to $1,369,526,000. Operating expenses for Established Communities increased $10,713,000, or 2.8%, to $390,884,000. NOI for Established Communities increased $30,989,000, or 3.3%, to $978,642,000. Rental revenue for Established Communities increased 3.1% as a result of an increase in Average Rental Rates of 3.2%, partially offset by a decrease in Economic Occupancy of 0.1%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018:

YTD 2019 Compared to YTD 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.0%	2.0%	3.6%	14.3%
Metro NY/NJ	2.8%	3.1%	2.8%	22.5%
Mid-Atlantic	3.0%	2.6%	3.2%	16.0%
Pacific NW	4.2%	(2.3)%	7.1%	5.8%
No. California	3.2%	3.2%	3.2%	20.8%
So. California	3.1%	4.4%	2.6%	20.6%
Total	3.1%	2.8%	3.3%	100.0%

(1) See full release for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Definitions and Reconciliations, table 1.
(3) See full release for discussion of variances.
(4) Represents % of total NOI for YTD 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended September 30, 2019, the Company completed the development of AVA Esterra Park, located in Redmond, WA. AVA Esterra Park contains 323 apartment homes and was constructed for a Total Capital Cost of $91,000,000.

During the nine months ended September 30, 2019, the Company completed the development of four communities containing an aggregate of 1,123 apartment homes for an aggregate Total Capital Cost of $334,000,000.

At September 30, 2019 (excluding The Park Loggia, discussed below), the Company had 20 Development Communities under construction that in the aggregate are expected to contain 6,700 apartment homes and 94,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,500,000,000.

(a) Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability. Refer to Definitions and Reconciliations, table 1, for additional detail and a reconciliation.
Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

The Park Loggia (previously referred to as 15 West 61st Street), located in New York, NY, is a mixed-used development with a projected Total Capital Cost of $626,000,000 that will contain 172 for-sale residential condominiums and 67,000 square feet of retail space upon completion. The Company intends to proceed with the sale of the residential condominiums and expects to commence settlement of condominium sales in the first quarter of 2020 after individual tax lots have been established for each condominium.

With the change in timing to 2020 for the first sales of condominiums at The Park Loggia and the disposition of certain wholly-owned operating communities, the Company is updating its projected EPS range for full year 2019 to $5.58 to $5.78, from the range provided in its July 2019 financial outlook of $5.78 to $5.98.

The projected Total Capital Cost of Development Rights at September 30, 2019 increased to $4.2 billion from $3.8 billion at June 30, 2019.

Acquisition Activity

During the three months ended September 30, 2019, the Company acquired the following two communities:

•	Portico at Silver Spring Metro, located in Silver Spring, MD, containing 151 apartment homes, for a purchase price of $43,450,000; and

•	Avalon Bonterra, located in Hialeah, FL, containing 314 apartment homes, for a purchase price of $90,000,000.

During the nine months ended September 30, 2019, the Company acquired four communities containing an aggregate of 935 apartment homes for an aggregate purchase price of $285,200,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended September 30, 2019, the Company sold four wholly-owned operating communities:

•	AVA Stamford, located in Stamford, CT;

•	Archstone Lexington, located in Flower Mound, TX;

•	Memorial Heights Villages, located in Houston, TX; and

•	Avalon Orchards, located in Marlborough, MA.

In the aggregate, the four communities contain 1,002 apartment homes and were sold for $259,600,000, resulting in a gain in accordance with GAAP of $130,399,000 and an Economic Gain of $59,157,000. The sales of Archstone Lexington and Memorial Heights Villages complete the Company's exit from the Texas market.

During the nine months ended September 30, 2019, the Company sold six wholly-owned operating communities containing an aggregate of 1,660 apartment homes. These assets were sold for $427,600,000 and a weighted average Initial Year Market Cap Rate of 4.6%, resulting in a gain in accordance with GAAP of $167,385,000 and an Economic Gain of $72,152,000.

Liquidity and Capital Markets

At September 30, 2019, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $334,754,000 in unrestricted cash and cash in escrow.

During the three months ended September 30, 2019, the Company entered into a forward contract under its current continuous equity program to sell 947,868 shares of common stock for approximate proceeds of $198,000,000, net of offering fees and discounts (the "Forward"). The forward price was established based on the stock price during intraday trading on September 25, 2019, the contract execution date. The final sales price and proceeds received by the Company will be determined on the date or dates of settlement, with adjustments during the term of the contract for the Company’s dividends as well as for a daily interest factor that varies with changes in the Overnight Bank Funding Rate. Settlement of the forward contract will occur on one or more dates not later than September 25, 2020.

During the nine months ended September 30, 2019, the Company had the following debt activity:

•
The Company issued $450,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $446,877,000. The notes mature in June 2029 and were issued with a 3.30% coupon. The effective interest rate of the notes is 3.66%, including the impact of an interest rate hedge and offering costs.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

•
The Company reduced its outstanding secured indebtedness by $123,502,000. The Company repaid $153,752,000 principal amount of mortgage notes secured by six operating communities, at par, of which $140,389,000 was variable rate and $13,363,000 had a 2.99% fixed rate. The Company utilized $47,174,000 of restricted cash held in principal reserve funds as partial repayment of this indebtedness. These repayments were partially offset by a 3.26% fixed rate $30,250,000 secured mortgage that matures in August 2029, which was entered into in conjunction with the acquisition of a community.

In addition, during the nine months ended September 30, 2019, the Company sold 994,634 shares of common stock for net proceeds of $196,700,000. These sales were completed under both the Company's previous and current continuous equity programs.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the third quarter of 2019 was 4.7 times.

Fourth Quarter Conference Schedule

The Company is scheduled to participate in NAREIT's REITworld Conference in Los Angeles, CA, from November 12 - 14, 2019. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available on the Company's website at http:// www.avalonbay.com/events one business day in advance of the conference.

Other Matters

The Company will hold a conference call on October 29, 2019 at 11:00 AM ET to review and answer questions about this release, its third quarter 2019 results, the Attachments (described below) and related matters. To participate on the call, dial 800-458-4121 and use conference id: 1125707.

To hear a replay of the call, which will be available from October 29, 2019 at 4:00 PM ET to November 5, 2019 at 4:00 PM ET, dial 888-203-1112 and use conference id: 1125707. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on October 29, 2019.

About AvalonBay Communities, Inc.

As of September 30, 2019, the Company owned or held a direct or indirect ownership interest in 292 apartment communities containing 85,647 apartment homes in 11 states and the District of Columbia, of which 20 communities were under development and five communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; the timing and net proceeds of condominium sales may not equal our current expectations; and the expected proceeds from settlement of the Forward are subject to adjustment for changes in the Overnight Bank Funding Rate and the amount of dividends we pay on our common stock, and our receipt of settlement proceeds assumes that we will settle the Forward by physical delivery. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2019 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Business Segment Operating Results included in this release presents the Company’s business segment financial information for all reporting periods on a comparable basis, with the charge for uncollectible lease revenue included as an adjustment to revenue. Historically for periods prior to January 1, 2019, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability.

Established Communities

A reconciliation of total revenue, rental revenue and operating expenses for Established Communities, as presented in this release, to results prior to the adjustment for uncollectible lease revenue is as follows (dollars in thousands):

TABLE 1
	Q3 2019	Q3 2018	Q3 2019 to Q3 2018 % Change	Q2 2019	Q3 2019 to Q2 2019 % Change	YTD 2019	YTD 2018	YTD 2019 to YTD 2018 % Change
Total revenue, excluding uncollectible lease revenue	$463,482	$451,296	2.7%	$459,453	0.9%	$1,376,184	$1,336,030	3.0%
Uncollectible lease revenue	(2,249)	(2,244)	0.2%	(2,498)	(10.0)%	(6,658)	(8,206)	(18.9)%
Total revenue, including uncollectible lease revenue	461,233	449,052	2.7%	456,955	0.9%	1,369,526	1,327,824	3.1%

Rental revenue, excluding uncollectible lease revenue	463,098	451,086	2.7%	458,846	0.9%	1,374,728	1,335,378	2.9%
Uncollectible lease revenue	(2,249)	(2,244)	0.2%	(2,498)	(10.0)%	(6,658)	(8,206)	(18.9)%
Rental revenue, including uncollectible lease revenue	460,849	448,842	2.7%	456,348	1.0%	1,368,070	1,327,172	3.1%

Operating expenses, excluding uncollectible lease revenue	134,208	128,830	4.2%	130,688	2.7%	390,884	380,171	2.8%
Uncollectible lease revenue	2,249	2,244	0.2%	2,498	(10.0)%	6,658	8,206	(18.9)%
Operating expenses, including uncollectible lease revenue	$136,457	$131,074	4.1%	$133,186	2.5%	$397,542	$388,377	2.4%

Other Reported Operating Results

A reconciliation of rental revenue and operating expenses, for results for periods presented in this release prior to the adjustment for uncollectible lease revenue, is as follows (dollars in thousands):

TABLE 2
	Q4 2018
	Established	Other Stabilized	Redevelopment	Development
Rental revenue, excluding uncollectible lease revenue	$452,361	$67,772	$32,086	$2,282
Uncollectible lease revenue	(2,012)	(746)	(147)	(5)
Rental revenue, including uncollectible lease revenue	450,349	67,026	31,939	2,277

Operating expenses, excluding uncollectible lease revenue	124,523	21,612	9,738	1,165
Uncollectible lease revenue	2,012	746	147	5
Operating expenses, including uncollectible lease revenue	$126,535	$22,358	$9,885	$1,170

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three and nine months ended September 30, 2019 is as follows (dollars in thousands):

TABLE 3
	Q3	YTD
	2019	2019
GAAP Gain	$130,399	$167,385

Accumulated Depreciation and Other	(71,242)	(95,233)

Economic Gain	$59,157	$72,152

Established Communities are consolidated communities in the markets where the Company has a significant presence (New England, New York/New Jersey, Mid-Atlantic, Pacific Northwest, and Northern and Southern California) and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2019 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2018, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 4
Q3
2019
Net income	$279,709
Interest expense, net, inclusive of loss on extinguishment of debt, net	51,586
Income tax expense	11,184
Depreciation expense	165,463
EBITDA	$507,942

Gain on sale of communities	(130,484)
Joint venture EBITDAre adjustments (1)	3,916
EBITDAre	$381,374

Gain on other real estate transactions	(73)
Lost NOI from casualty losses covered by business interruption insurance	410
Business interruption insurance proceeds	(307)
Severance related costs	895
Development pursuit write-offs and expensed transaction costs, net	85
For-sale condominium marketing and administrative costs	1,108
Legal settlements	(3,093)
Core EBITDAre	$380,399

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 5
	Q3	Q3	YTD	YTD
	2019	2018	2019	2018
Net income attributable to common stockholders	$279,677	$192,486	$618,324	$588,791
Depreciation - real estate assets, including joint venture adjustments	165,673	156,204	495,249	470,976
Distributions to noncontrolling interests	11	11	34	33
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(8,636)	—	(8,636)
Gain on sale of previously depreciated real estate	(130,484)	(27,243)	(165,849)	(132,444)
FFO attributable to common stockholders	314,877	312,822	947,758	918,720

Adjusting items:
Joint venture losses (1)	—	307	—	314
Joint venture promote (2)	—	—	—	(925)
Casualty gain, net on real estate (3)	—	(554)	—	(612)
Business interruption insurance proceeds	(307)	—	(914)	—
Lost NOI from casualty losses covered by business interruption insurance (4)	410	—	410	1,730
Loss on extinguishment of consolidated debt	93	1,678	602	2,717
Advocacy contributions	—	843	—	1,449
Severance related costs	895	80	2,267	582
Development pursuit write-offs and expensed transaction costs, net	85	(309)	1,689	261
For-sale condominium marketing and administrative costs	1,108	339	2,526	497
For-sale condominium imputed carry cost (5)	1,724	—	2,230	—
Gain on other real estate transactions	(73)	(12)	(374)	(335)
Legal settlements (6)	(3,093)	—	(4,071)	367
Income tax expense (7)	11,184	—	11,178	—
Core FFO attributable to common stockholders	$326,903	$315,194	$963,301	$924,765

Average shares outstanding - diluted	139,852,674	138,323,064	139,438,064	138,230,724

Earnings per share - diluted	$2.00	$1.39	$4.43	$4.26
FFO per common share - diluted	$2.25	$2.26	$6.80	$6.65
Core FFO per common share - diluted	$2.34	$2.28	$6.91	$6.69

(1) Amounts for 2018 are primarily composed of (i) the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity and (ii) the write-off of asset management fee intangibles associated with the disposition of a community in the U.S. Fund.

(2) Represents the Company's promoted interest in AvalonBay Value Added Fund II, L.P.
(3) Amounts for 2018 consist primarily of legal settlement proceeds for construction defects at a community acquired as part of the Archstone acquisition.
(4) Amount for YTD 2018 is for the Maplewood casualty loss, which occurred in Q1 2017, and for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017.
(5) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt rate.

(6) Amounts for 2019 include $3,126 in legal settlement proceeds related to a former Development Right.
(7) Amounts for 2019 consist of $6,645 related to GAAP to tax basis differences at The Park Loggia development and $4,539 related to the other activity the Company undertook through taxable REIT subsidiaries ("TRS"), including the disposition of two wholly-owned operating communities and expense for deferred tax obligations related to the Company's sustainability initiatives.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended September 30, 2019 is as follows (dollars in thousands):

TABLE 6

Core EBITDAre	$380,399

Interest expense, net	$51,493

Interest Coverage	7.4 times

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2019 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 7

Total debt principal (1)	$7,422,232
Cash and cash in escrow	(334,754)
Net debt	$7,087,478

Core EBITDAre	$380,399

Core EBITDAre, annualized	$1,521,596

Net Debt-to-Core EBITDAre	4.7 times

(1) Balance at September 30, 2019 excludes $8,977 of debt discount and $34,133 of deferred financing costs as reflected in unsecured notes, net, and $14,501 of debt discount and $3,342 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, for-sale condominium marketing and administrative costs and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

TABLE 8
	Q3	Q3	Q2	Q1	YTD	YTD
	2019	2018	2019	2019	2019	2018
Net income	$279,709	$192,407	$168,305	$170,418	$618,432	$588,540
Indirect operating expenses, net of corporate income	20,195	19,742	23,018	19,722	62,935	58,377
Expensed transaction, development and other pursuit costs, net of recoveries	175	523	1,766	622	2,562	2,212
Interest expense, net	51,493	54,097	50,010	47,892	149,395	165,795
Loss on extinguishment of debt, net	93	1,678	229	280	602	2,717
General and administrative expense	12,769	14,744	18,965	13,706	45,440	44,384
Joint venture (income) loss	(1,643)	(10,031)	(197)	1,060	(780)	(12,560)
Depreciation expense	165,463	156,538	162,693	162,057	490,213	472,282
Income tax expense	11,184	29	—	(6)	11,178	87
Casualty and impairment loss (gain), net	—	(554)	—	—	—	(612)
Gain on sale of communities	(130,484)	(27,243)	(20,530)	(14,835)	(165,849)	(132,444)
Gain on other real estate transactions	(73)	(12)	(34)	(267)	(374)	(335)
For-sale condominium marketing and administrative costs	1,108	339	945	473	2,526	497
NOI from real estate assets sold or held for sale	(880)	(17,876)	(3,275)	(4,446)	(8,600)	(61,623)
NOI	$409,109	$384,381	$401,895	$396,676	$1,207,680	$1,127,317

Established:
New England	$42,651	$41,591	$41,400	$41,311	$125,362	$121,028
Metro NY/NJ	72,476	72,131	73,212	71,843	217,531	211,560
Mid-Atlantic	51,474	50,067	51,073	51,052	153,599	148,838
Pacific NW	20,683	19,679	20,605	20,210	61,498	57,445
No. California	68,000	66,362	67,384	68,239	203,623	197,308
So. California	71,741	70,392	72,593	72,695	217,029	211,474
Total Established	327,025	320,222	326,267	325,350	978,642	947,653
Other Stabilized	51,187	41,537	49,540	47,843	148,570	114,171
Redevelopment	23,106	22,256	22,587	22,040	67,733	65,653
Development	7,791	366	3,501	1,443	12,735	(160)
NOI	$409,109	$384,381	$401,895	$396,676	$1,207,680	$1,127,317

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 9
	Q3	Q3	YTD	YTD
	2019	2018	2019	2018

Revenue from real estate assets sold or held for sale	$1,972	$28,135	$15,837	$96,517
Operating expenses from real estate assets sold or held for sale	(1,092)	(10,259)	(7,237)	(34,894)
NOI from real estate assets sold or held for sale	$880	$17,876	$8,600	$61,623

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2019, or which we acquired during the year ended September 30, 2019. Other Stabilized Communities includes stabilized operating communities in the Company's expansion markets of Denver, Colorado, and Southeast Florida, but excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Redevelopment Communities include five communities containing 1,818 apartment homes that are currently under active redevelopment as of September 30, 2019, with an expected Total Capital Cost of $95,000,000, of which $18,000,000 is remaining to invest.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q3	Q3	YTD	YTD
	2019	2018	2019	2018
Rental revenue (GAAP basis)	$460,849	$448,842	$1,368,070	$1,327,172
Concessions amortized	228	629	616	3,411
Concessions granted	(361)	(107)	(756)	(901)

Rental Revenue with Concessions
on a Cash Basis	$460,716	$449,364	$1,367,930	$1,329,682

% change -- GAAP revenue		2.7%		3.1%

% change -- cash revenue		2.5%		2.9%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of September 30, 2019 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2019 is as follows (dollars in thousands):

TABLE 11
Year to Date
NOI
NOI for Established Communities	$978,642
NOI for Other Stabilized Communities	148,570
NOI for Redevelopment Communities	67,733
NOI for Development Communities	12,735
NOI from real estate assets sold or held for sale	8,600
Total NOI generated by real estate assets	1,216,280
NOI on encumbered assets	83,038
NOI on unencumbered assets	$1,133,242

Unencumbered NOI	93%